• aramar1W December 21 , 2022 [Address] Dear Angie: Congratulations, l am pleased to inform you of your new assignment as Senior Vice President and Chief Human Resources Officer, Aramark Uniform Services. Enclosed are: • the Offer Detail Summary highlighting the specific terms and conditions associated with your new assignment; and • a new Aramark Agreement Relating to Employment and Post-Employment Competition (the "New ELC Agreement") for your signature. Your employment in your new assignment is contingent on your execution of the New ELC Agreement. In your new assignment, you must still at all times comply with Aramark's policies, including its Business Conduct Policy. Your incentive compensation, including both cash bonus and incentive stock awards, will be subject to Aramark's Incentive Compensation Recoupment Policy. During the course of your employment with Aramark, you will receive information and documents from Aramark containing confidential, proprietary trade information concerning Aramark's business and business relationships ("Proprietary Information"). By accepting this position, you agree that at no time while employed by Aramark, or after your employment with Aramark has ended for any reason, will you use or disclose such confidential, proprietary information to any person, firm or entity not affiliated with Aramark. At the end of your employment with Aramark, you will return to Aramark all such Proprietary Information, including, but not limited to, all manuals, client lists, and training and policy materials, as well as all Aramark property. You will continue to be considered a Covered Aramark Employee for purposes of the Political Contributions Policy. This means you must obtain pre-approval from Government Affairs Compliance before you, your spouse/ domestic partner, and/or dependent child make political contributions. Your employment will continue to be "at-will." This means you are free to terminate your employment at any time, for any reason, with or without notice, and Aramark possesses these same rights to terminate your employment, subject to the terms and conditions of the New ELC Agreement. At-will employment also means that Aramark may, subject to the terms and conditions of the New ELC Agreement, change the terms of employment, such as promotion, demotion, discipline, transfer, compensation, benefits, duties, and location of work, at any time, with or without notice. Exhibit 10.17

This New Assignment Offer Letter, the enclosed Offer Detail Summary, and the New ELC Agreement supersede and replace your existing Offer Letter, Offer Detail Summary, and Aramark Agreement Relating to Employment and Post-Employment Competition. This New Assignment Offer Letter, the enclosed Offer Detail Summary, and the New ELC Agreement set forth the entire understanding of the parties with respect to all aspects of the offer. Any and all other previous agreements or understandings between or among the parties regarding the subject mat er hereof, whether written or oral, are superseded by this New Assignment Offer Letter, the enclosed Offer Detail Summary, and the New ELC Agreement. If you have any questions, or if I may be of any help to you, please do not hesitate to call me and congratulations! Sincerely, /s/ Kim T Scott Kim Scott President & CEO, Aramark Uniform Services Please sign and date below acknowledging that you have received this letter and accepted this offer of a new assignment. Accept: Oater 1 Angie Kervin (Please Print Name) /s/ Angie Kervin (Please Sign Name)